CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in the annual report on Form 10-KSB of our report dated May 17, 2000, on our examination of the financial statements of Commercial Concepts, Inc. for the year ending February 29, 2000.


Fitzgerald Sanders, LLC

/s/ Fitzgerald Sanders, LLC


Salt Lake City, Utah
May 25, 2000